Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
November 21, 2007	Michael A. Carty at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA – The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 44 cents per share payable on January 2, 2008, to shareholders of record at the close of business on December 14, 2007. Today’s declaration represents an increase of 2.3% over the same period last year and brings the total dividend declared for 2007 to 87 cents per share, a 2.4% increase from 2006.

Donald E. Smith, Chairman, noted that the Corporation’s performance has made it possible to increase dividends to shareholders for 19 consecutive years.

““The companies that are part of the First Financial Corporation family all have deep roots in the Wabash Valley particularly First Financial Bank, which was founded in 1834,” he said. “Through the enormous changes of the past 173 years, we have achieved success by staying true to our vision: to put the needs of our customers and their communities first in everything we do.”

First Financial Corporation is the holding company for First Financial Bank N.A., with 48 banking centers in western Indiana and eastern Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer Inc., a full-service insurance agency.